Securities and Exchange Commission
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant To Section 13 or 15(d) Of
The Securities Exchange Act of 1934

Date of Report:  April 22, 2010

AXIS TECHNOLOGIES GROUP, INC.
(Exact Name of Registrant As Specified in Its Charter)

Delaware	000-53350	26-1326434
(State Or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2055 So. Folsom Street
Lincoln, NE 68522
(Address of Principal Executive Offices, Including Zip Code)

(402) 476-6006
(Issuer’s  Telephone  Number,  Including  Area  Code)

Item 1.01  Entry into a Material Definitive Agreement

On April 22, 2010, Axis Technologies Group, Inc. (the “Company”), IRC - Interstate Realty Corporation (“IRC”), and DHAB, LLC (“DHAB”) entered into an Axis Joint Venture Agreement (the “JV Agreement”), thereby forming a Tennessee joint venture/general partnership between the Company and IRC.  The joint venture is named the Axis Joint Venture (the “Joint Venture”).  The primary purpose of the Joint Venture is to facilitate and make funds available for the Company to acquire inventory and sell such inventory to customers on a temporary basis until the contemplated equity transaction, as further described below, is completed in its entirety.  This joint venture structure is being set up only to secure IRC’s interest for their willingness to advance funds to Axis for inventory purchases.  Specifically, IRC will advance funds to purchase inventory from manufacturers, which inventory will be delivered to customers of the Company in connection with two separate purchase orders for 12,000 units of inventory, each.  Payments made by customers for the units will be deposited in a bank account from which IRC will be promptly repaid for all sums advanced by IRC for the purchase of the inventory from manufacturers and for related reasonable costs and expenses incurred by IRC.  IRC will also receive a fee of $50,000 as consideration for providing or arranging for the inventory purchases.  IRC will hold a security interest in the bank account, thereby securing repayment by the Company of the amounts IRC advances and is owed, pursuant to the Deposit Account Security Agreement entered into by the Company and IRC.  Repayment of the amounts advanced by IRC is also secured by a first lien on all of the Company’s personal property, including its inventory, pursuant to a Security Agreement entered into by IRC and the Company.

Pursuant to the JV Agreement, the Company issued DHAB an aggregate of 163,192,720 shares (the “DHAB Stock”) of its common stock in return for a Promissory Note from DHAB in the principal amount of $6,000,000 and the execution by DHAB of a Stock Pledge and Security Agreement (the “DHAB Security Agreement”).  The Promissory Note bears no interest and is due on July 1, 2010.  If an event of default occurs under the Promissory Note, the Company’s sole remedy is to exercise its rights under the DHAB Security Agreement.  Pursuant to the DHAB Security Agreement, DHAB pledged to the Company a continuing security interest in the DHAB Stock as collateral for DHAB’s $6,000,000 obligation to the Company under the Promissory Note.  All certificates representing the DHAB Stock are to be delivered to and retained by the Company.  As DHAB pays such obligation to the Company (either in the form of monies or other consideration performed by DHAB), the Company will release the equivalent number of shares of the DHAB Stock on a prorated basis as is represented by the sums so paid on a $0.04 per share basis.  DHAB will not have any voting rights pertaining to the DHAB Stock, other than to shares that the Company has released as security.  The JV Agreement provides that the Company will not issue or agree to issue any additional shares of its common stock prior to July 20, 2010, and IRC intends to invest in DHAB and to be a member thereof.

In connection with the JV Agreement, on April 22, 2010, the Company and its wholly-owned subsidiary, Axis Technologies, Inc., entered into an Amendment Agreement with Gemini Strategies, LLC and Gemini Master Fund, Ltd. (collectively with Gemini Strategies, LLC and individually, “Gemini”).  The Amendment Agreement provides for the extension of the maturity date of the Amended and Restated 10% Senior Secured Convertible Note, restated as of December 30, 2009, with a principal amount as of such date of $1,884,097.22 (the “Gemini Note”).  The maturity date of the Gemini Note is extended to July 1, 2010, provided that upon the Company receiving funds in connection with the $6,000,000 Promissory Note with DHAB, the Gemini Note is to be repaid with the proceeds from such funds.  Ten percent of all proceeds received from the sale of units of the inventory to customers is also to be paid to Gemini as partial repayment of the Gemini Note.  The Amendment Agreement further provides for the consent by Gemini to the transactions contemplated by the JV Agreement, and subordination of Gemini’s existing lien on the Company’s inventory and other collateral.

Item 3.02  Unregistered Sale of Equity Securities

As described in more detail above in Item 1.01, on April 22, 2010, the Company issued DHAB an aggregate of 163,192,720 shares of its common stock in return for a Promissory Note from DHAB in the principal amount of $6,000,000 and the execution by DHAB of a Stock Pledge and Security Agreement.  The shares were issued under the exemption from registration provided by Section 4(2) of the Securities Act of 1933 and the rules and regulations promulgated thereunder.  The offer and sale of the shares was made exclusively to an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D) in an offer and sale not involving a public offering.  The holder of the shares purchased the securities for its own account and not with a view towards or for resale. There was no general solicitation or advertising conducted in connection with the sale of the securities.

Item 9.01  Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

10.1	Axis Joint Venture Agreement
10.2	Promissory Note from DHAB, LLC
10.3	Stock Pledge and Security Agreement by DHAB, LLC in favor of the Company
10.4	Security Agreement by the Company in favor of IRC – Interstate Realty Corporation
10.5	Amendment Agreement with Gemini Strategies, LLC and Gemini Master Fund, Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

AXIS TECHNOLOGIES GROUP, INC.

Date: April 30, 2010	By:	/s/ James Erickson
James Erickson
Chief Accounting Officer and Principal Financial Officer